UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 25, 2014

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-30700	84-1524410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California 91604

(Address of principal executive offices) (Zip Code)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2014 (“Separation Date”), Crown Media United States, LLC, a subsidiary of Crown Media Holdings, Inc. (collectively, the “Company”), and Annie Howell entered into a severance agreement (the “Severance Agreement”) relating to Ms. Howell’s separation from the Company as Executive Vice President of Corporate Communications and Media Relations.  Under the Severance Agreement, Ms. Howell will receive within 15 days after the Separation Date (i) a lump sum of $323,136, (ii) her current base salary through the Separation Date, (iii) standard benefits through March 31, 2014 and (iv) accrued and unused vacation and personal time (less appropriate payroll deductions).  In addition, Ms. Howell will receive prorated payments of the Employment Awards under the Long Term Incentive Plan for the 2012 and 2013 grant years, with any applicable Performance Award components to be paid in 2015 and 2016 in accordance with the terms of the Long Term Incentive Plan.  Lastly, Ms. Howell will receive COBRA premium payments through March 31, 2015 or until she becomes eligible to receive health benefits from another employer, whichever time period is shorter, subject to certain restrictions.

All payments and benefits to which Ms. Howell is entitled under the Severance Agreement were conditioned on her execution and delivery of a general release of claims against the Company. The Severance Agreement also includes a number of covenants to which Ms. Howell has agreed, including, but not limited to, maintaining the confidentiality or proprietary Company information, not interfering in any manner with any business or contractual relations between the Company and its employees, vendors, contractors, or other third parties, and cooperating with the Company in the event of litigation against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date: March 31, 2014	By:	/s/ CHARLES STANFORD
Name: Charles Stanford
Title: Executive Vice President and General Counsel